March 17, 2026 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read Item 4.01 of Form 8-K dated March 17, 2026, of Priority Technology Holdings, Inc. and are in agreement with the statements contained in the paragraphs 1-4 on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein. /s/ Ernst & Young LLP Exhibit 16.1